Exhibit 12 (a)


                              TAUBMAN CENTERS, INC.

          Computation of Ratio of Earnings to Preferred Stock Dividends
                          (in thousands, except ratio)



                                                    Six Months Ended
                                                     June 30, 1998
                                                    ----------------

Net Earnings from Continuing Operations                  $18,312

Preferred Stock Dividends                                  8,300

Ratio of Earnings to Preferred Stock Dividends               2.2


Note: The Company does not have, and has not had, any outstanding indebtedness. Prior to October 1997, there was no preferred stock.